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                      [WEINBERG & COMPANY, P.A. LETTERHEAD]

July 20, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                        RE:    INTERNATIONAL MERCANTILE CORP.
                               FILE REFERENCE NUMBER 000-07693

We were previously the principal accountant for International Mercantile Corp. and, under the date of May 17, 1997 reported on the financial statements of International Mercantile Corp., as of and for the years ended December 31, 1996 and 1995. On July 14, 1998 we resigned our appointment as principal accountant. We have read International Mercantile Corp.'s statements included under Item 4 of its Form 8K dated July 14, 1998 and we agree with such statements.


Very truly yours,
/s/ WEINBERG & COMPANY, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants



                                  EXHIBIT 16